EXHIBIT 99.2

SELECT BALANCE SHEET DISCLOSURE

Fourth Quarter 2006 (Unaudited)

—	Cash, cash equivalents, and short-term investments at December 31, 2006 were $335.0 million of which $24.8 million was restricted.

—	Long-term debt balance at December 31, 2006 was $811.1 million, which reflects debt financing for aircraft purchases, pre-delivery deposit financing, and capital leases for spare engines.

—	During the fourth quarter of 2006, we took delivery of six B737 aircraft.

—	As of December 31, 2006, the number of aircraft in our fleet that are leased or owned included, 79 leased B717 aircraft and 22 leased B737 aircraft and 8 owned B717 aircraft and 18 owned B737 aircraft

COMPANY ESTIMATES/FORWARD LOOKING STATEMENTS FOR 2007

—	The following table contains our 2007 projections for capacity growth:

PERIOD	CAPACITY GROWTH
Q1 2007	21%
Q2 2007	20%
Q3 2007	18%
Q4 2007	15%
FY 2007	19%

—	The following table depicts our expected aircraft deliveries for 2007:

PERIOD	BOEING 737
Q1 2007	5
Q2 2007	3
Q3 2007	2
Q4 2007	—
FY 2007	10

—	The following table depicts the percentage of our expected fuel consumption that is contracted for 2007 and the average price per gallon for the respected quarter:

PERIOD	FUEL UNDER CONTRACT	PRICE PER GALLON
Q1 2007	25%	$1.85 - $1.90
Q2 2007	22%	$1.85 - $1.90
Q3 2007	23%	$1.90 - $1.95
Q4 2007	23%	$1.90 - $1.95
FY 2007	23%	$1.85 - $1.90

—	We anticipate fuel consumption for 2007 to be approximately 360 to 370 million gallons. Fuel expense sensitivity due to changes in prices will be approximately plus of minus $9 million for every $1 per barrel change in crude or crack.

—	The following table depicts our 2007 range for expected increases and decreases non-fuel unit costs:

PERIOD	NON-FUEL UNIT COST
Q1 2007	Down 3.5%
FY 2007	Down 3% - 3.5%

—	We estimate 2007 non-aircraft related capital expenditures to be $30-$35 million.

—	We expect January’s load factor to be down slightly.

—	We anticipate unit revenues to be down 3% - 4% for Q1 2007, but believe there can be an upside in March based on current schedules. March revenues typically represent 40% - 45% of first quarter revenues.